EXHIBIT 99.1



                                                                     FOR RELEASE
                                                           Monday, June 13, 2005

                 MediaMax Technology and SunnComm International
                        Sign Definitive Merger Agreement

PHOENIX, AZ -- June 13, 2005 -- MediaMax Technology Corporation (OTCBB: MMXT), seller of MediaMax(TM), America's most accepted and best selling enhancement and content protection technology for CDs and SunnComm International (OTC: SCMI), are pleased to announce that they have signed a definitive merger agreement.

MediaMax Technology Corporation's Board of Directors has approved the specific terms of the agreement and plan for the proposed merger to take place as soon as possible. The definitive merger agreement was signed this past weekend. The definitive merger agreement will be available for review by shareholders and other interested parties in the MediaMax Technology Corp. Form 8-K filing related to this material event within the next few days.

As required, a consolidated financial statement of MediaMax Technology Corp. and SunnComm International, Inc will be audited for the filing of an S-4 registration statement with the SEC. Both companies anticipate an exchange ratio of one share of MediaMax Technology common stock for each share of SunnComm common stock outstanding, subject to an independent expert's fairness opinion. The combined organization will be named MediaMax Technology Corporation with the stock symbol (OTCBB: MMXT).

MediaMax Technology Corp. currently has an exclusive marketing agreement with SunnComm International, Inc. to sell MediaMax - America's best selling audio CD copy management and enhancement technology. Both companies earn royalties every time a CD is manufactured containing the proprietary copy management and enhancement software.

According to William H. Whitmore, Jr., MediaMax's president, "I like the timing of this merger. Bringing the companies together under one umbrella makes all the sense in the world. Once our shareholders have had a chance to review the merger agreement and vote on it, we'll utilize all of our combined resources to move our company to a major exchange and make the MediaMax product line the most preferred technology of its kind in the world."

ABOUT SUNNCOMM

In just five years, SunnComm International Inc. (OTC: SCMI) has become the leader in digital content enhancement and security technology for audio compact disc media. MediaMax can be found on many Gold, Platinum and Double-Platinum selling Albums including Dave Matthews newly release and soon-to-be-Platinum, Stand Up. Other releases that include MediaMax are Anthony Hamilton's Platinum CD, "Comin' From Where I'm From", J-Kwon's Gold "Hood Hop," and Velvet Revolver's "Contraband" which reached the #1 spot on Billboard's Top 200 Album Chart and achieved Double-Platinum status by selling more than 2 million units. Additionally, SunnComm's MediaMax technology has appeared on many other best-selling albums, totaling over 100 commercially released CD titles across more than 30 record labels.

MediaMax is mastered directly on the audio CD and is accessible using a personal computer. SunnComm was the first company to commercially release a content-protected audio CD co-developing and implementing an early version of the Microsoft Windows Media Data Session Toolkit, and was the first company in America to commercially release a copy-managed audio CD (www.microsoft.com/presspass/press/2003/jan03/01-20SessionToolkitPR.asp). Bonus features include on-board press kits, artist-related promotions, videos, song lyrics, artist bio page, photo gallery, web links and tune-sharing capability through SunnComm's MusicMail(TM) functionality. For more detailed information about the company, its vision or philosophy, personnel, partners, and customers, please visit the company's Web site at (www.sunncomm.com), or call the Company directly at (602) 267-7500. For additional information or investor relations please contact:

Company contact:                            Investor contact:

Peter H. Jacobs                             Investor Relations
602-267-7500                                602-231-0681
peter@sunncomm.com                          press@sunncomm.com


ABOUT MEDIAMAX TECHNOLOGY CORPORATION

MediaMax Technology Corporation (OTCBB: MMXT), formerly QuietTiger, Inc. (OTCBB:
QTIG) with its international reach, implements the delivery of digital content security products for the music and entertainment industry. With established long-term industry contacts throughout the world, the company understands the challenges surrounding digital content management and protection. The MediaMax Technology team of professionals has spent more than 50 years in the music and movie industry. MediaMax Technology (www.mediamaxtechnology.com) is the exclusive sales and marketing arm for SunnComm's MediaMax suite of products.


For additional information about the company, its vision, philosophy, partners, and customers, please visit the Company's Web site at www.mediamaxtech.com or contact:

Company Contact:                            Investor contact:

Scott Stoegbauer                            Investor Relations
602-267-3800                                602-231-0681
scotts@mediamaxtechnology.com               press@mediamaxtechnology.com

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

This news release contains predictions, projections and other statements about the future that are intended to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, "forward-looking statements"). Forward-looking statements relate to various aspects of the Company's operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company's limited liquidity and significant indebtedness; its sales forecasts for future periods not being attained and the risk that the Company will not conclude additional revenue-generating license agreements covering its content protection and enhancement technologies; the Company's marketing, product development, acquisition investments, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations that find our patents not to be valid; new business development and industry trends; the possible need to raise additional capital in order to meet the Company's obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.